     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1999



                                                      REGISTRATION NO. 333-78405

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                            NTL COMMUNICATIONS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                            4899                            52-1822078
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)
                                          110 EAST 59TH STREET
                                        NEW YORK, NEW YORK 10022
                                             (212) 906-8440
                     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                         AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)


             RICHARD J. LUBASCH, ESQ.                                    COPY TO:
            EXECUTIVE VICE PRESIDENT,                            THOMAS H. KENNEDY, ESQ.
          GENERAL COUNSEL AND SECRETARY                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 NTL INCORPORATED                                    919 THIRD AVENUE
               110 EAST 59TH STREET                              NEW YORK, NEW YORK 10022
             NEW YORK, NEW YORK 10022                                 (212) 735-3000
                  (212) 906-8440
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                      NUMBER,
    INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   As soon
as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------


     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not deliver these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus


                   Subject to completion, dated July 22, 1999


                               Offer to Exchange

      NTL COMMUNICATIONS CORP.

                  9 3/4% SENIOR DEFERRED COUPON NOTES DUE 2009        [NTL LOGO]

                            ------------------------

     - We are offering to exchange an aggregate principal amount at maturity of up to L330,000,000 of our new 9 3/4% series B senior deferred coupon notes due 2009 for a like amount of our old 9 3/4% senior deferred coupon notes due 2009.


     - The exchange offer expires at 5:00 p.m., London time, on August 20, 1999, unless we extend it.



     - The exchange of outstanding old notes for new notes will not be a taxable event for United States federal income tax purposes. See "Federal Income
       Tax Considerations" on page    for more information.


     - We will apply to list the new notes on the Luxembourg Stock Exchange.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO TENDER YOUR OLD NOTES.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is July 22, 1999.

     Until October 22, 1999, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you participate in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to your obligation if you are a dealer to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.


                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------


     In this prospectus, references to "pounds sterling," "L" "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "c" are to the lawful currency of the United States. For your convenience only we have translated some pound sterling amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling. We are not making any representation to you regarding those translated amounts. Unless we otherwise clearly indicate, the translations of pounds sterling into U.S. dollars have been made at $1.6116 per L1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customers purposes by the Federal Reserve Bank of New York on March 31, 1999. On July 21, 1999, the noon buying rate was $1.5766 per L1.00.

                               PROSPECTUS SUMMARY

     This summary highlights information about us and the exchange offer which is contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making a decision to exchange your old notes. When we refer to NTL in this prospectus, we mean NTL Communications Corp. and its consolidated subsidiaries, except where we make it clear that we are only referring to NTL Communications Corp.


     On April 1, 1999, we completed a corporate restructuring to create a holding company structure and we became a subsidiary of the new holding company NTL Incorporated and changed our name to NTL Communications Corp. The annual report referred to in this prospectus will not reflect the name change effected earlier this year.


                                   ABOUT NTL


     We are a leading broadband communications company in the United Kingdom, providing residential, business and carrier customers with a broad array of competitive communications products and services, including the following:



     - residential services, including telephony, cable television, personal computer and television-based Internet access services and interactive services;



     - national telecoms services, including business telecoms, national and international carrier telecommunications, Internet services and satellite communications services; and



     - broadcast transmission and tower services including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services.



                                  RECENT DEVELOPMENTS


       ACQUISITION OF AUSTRALIAN NATIONAL TRANSMISSION NETWORK


     On April 30, 1999, a subsidiary of NTL Incorporated acquired the Australian National Transmission Network at a purchase price of approximately $407.0 million. While NTL Incorporated ultimately intends to finance the purchase price by a separate financing, the funds necessary to pay the purchase price for the Australian network were obtained, from a distribution by us to NTL Incorporated.



REDEMPTION OF EXISTING CONVERTIBLE NOTES



     On May 26, 1999, we announced that we were calling for redemption all of our convertible subordinated notes due 2008 issued in June 1996. The redemption date was June 25, 1999 and the redemption price was 104.9%. All of those notes were converted into NTL Incorporated common stock at the applicable conversion price of $37.875 per share of common stock.



NTL WINS IRISH CABLELINK BID



     In May 1999, we announced our first broadband venture outside the United Kingdom with the acquisition of Cablelink Limited, Ireland's largest cable television provider. Telecom Eireann and Radio Telefis Eireann announced NTL as the successful bidder after a competitive tendering process. In July 1999, we acquired Cablelink for approximately 535 million Irish Pounds (approximately US$730 million). We secured a bridge facility for the full purchase price.



FRANCE TELECOM INVESTMENT IN NTL INCORPORATED



     On July 15, 1999, our parent, NTL Incorporated announced that it reached an agreement with France Telecom regarding strategic business opportunities in the United Kingdom. As part of this agreement, France Telecom agreed to make an initial investment of $1 billion in NTL Incorporated. Under the terms of this agreement, France Telecom will purchase 750,000 shares of NTL Incorporated's 5% preferred stock, convertible into NTL Incorporated common stock at $125 per share, subject to adjustment, and 2,702,703 shares of NTL Incorporated common stock at $92.50 per share. Closing of this purchase is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions and it is expected to occur by the end of July 1999.



     The agreement between the companies contemplates further significant investments by France Telecom in NTL Incorporated, so that NTL Incorporated can complete its current discussions with respect to a possible transaction with Cable & Wireless Communications plc.



STRATEGIC ACQUISITION DISCUSSIONS



     On July 15, 1999, NTL Incorporated confirmed media reports that it was discussing with Cable and Wireless plc a possible transaction by which certain assets of Cable & Wireless Communications plc would be merged with NTL Incorporated.



     On July 18, 1999, NTL Incorporated and Cable and Wireless plc announced that they entered into exclusive negotiations with a view to concluding an agreement for a possible merger of Cable & Wireless Communications plc's cable and consumer telephony business with NTL Incorporated. The possible merger would occur along with the additional equity investment in NTL Incorporated by France Telecom. At this time, there can be no assurance that a merger or the additional equity investment will be concluded and, if so, on terms and conditions that are favorable to us.



NTL INCORPORATED ACQUIRES CERTAIN BRITISH TELECOMMUNICATIONS CABLE FRANCHISES



     On July 18, 1999, NTL Incorporated announced that it acquired certain broadband cable franchises from British Telecommunications plc. The franchises are located in Westminster and Milton Keynes and cover approximately 210,000 homes, approximately 189,000 of which are passed by broadband networks. The acquisitions increase NTL Incorporated's total franchise homes in the United Kingdom and Ireland to more than 5.8 million homes.



     NTL Incorporated expects to invest approximately L15 million to upgrade the networks for digital cable, interactive service and high speed Internet access. In addition, NTL Incorporated will pay British Telecommunications L5 million on closing and up to L14 million on completion of the upgrade of the Westminster network. Thereafter, NTL Incorporated will lease the networks from British Telecommunications on a long term basis for an annual lease payment of approximately L3.9 million.

                               THE EXCHANGE OFFER

Notes offered.................   We are offering up to L330,000,000 principal
                                 amount at maturity of new 9 3/4% series B senior deferred coupon notes due 2009.

                                 The series B notes have been registered under the Securities Act.

The exchange offer............   We are offering to issue the new notes in
                                 exchange for a like principal amount of your old notes. For procedures for tendering, see
                                 "The Exchange Offer."


Tenders, expiration date;
   withdrawal.................   The exchange offer will expire at 5:00 p.m.
                                 London time on August 20, 1999 unless we extend
                                 it. If you decide to tender your old notes in
                                 the exchange   offer, you may withdraw them at
                                 any time before August 20, 1999. If we decide for any reason not to accept any old note for exchange, it will be returned without expense to you promptly after the end of the exchange offer.


United States federal income
tax consequences..............   Your exchange of old notes for new notes in the
                                 exchange offer should not result in any income, gain or loss to you for federal income tax purposes. See "Federal Income Tax
                                 Considerations."

Use of proceeds...............   We will not receive any proceeds from the
                                 exchange pursuant to the exchange offer.


Exchange agent................   The Chase Manhattan Bank through its offices
                                 specified in this prospectus in London and Luxembourg is acting as the exchange agent for the exchange offer. See "The exchange offer -- exchange agent" and the inside back cover of this prospectus for the location of the offices of the exchange agent.

           CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER

     The following summary is based on interpretations by the staff of the SEC in no action letters issued to third parties. Unless you are an affiliate of NTL, generally if you exchange your old notes for new notes in the exchange offer you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. However new notes must be acquired in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See "Risk Factors -- If you do not exchange your old notes for new notes you will continue to hold notes subject to restrictions on transfer," "The exchange offer" and "Registration rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects, except for:

     (1) the transfer restrictions and registration rights relating to the old notes, and

     (2) some provisions under the registration rights agreements providing for special interest on the old notes under some circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer.

Issuer.....................  NTL Communications Corp.

Securities offered.........  L330,000,000 principal amount at maturity of 9 3/4%
                             series B senior deferred coupon notes due 2009.

Maturity date..............  April 15, 2009.

Issue price................  L621.10 per L1,000 principal amount at maturity for each new note.

Yield and Interest.........  The issue price of each old note represents a yield to maturity of 9.75% per annum, computed on a semi-annual bond equivalent basis. Cash interest will only accrue on the new notes from April 15, 2004. From April 15, interest on the new notes will accrue at the rate of 9 3/4% per annum and will be payable in cash, semi-annually in arrears, on April 15 and October 15, commencing on October 15, 2004.

Optional redemption........  On or after April 15, 2004, the new notes will be redeemable at our option, in whole at any time or in part on one or more occasions, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, to the date of redemption.


Ranking....................  The new notes will rank senior in right of payment to all of our subordinated indebtedness and will rank equal in right of payment with all of our existing and future unsubordinated obligations. As of March 31, 1999, we had approximately $3.8 billion of senior debt outstanding. The new notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries with respect to the cash flow and assets of those subsidiaries. The new notes will rank senior to all our 7% convertible subordinated notes due 2008.


Change of control..........  If a change of control triggering event occurs we will be required to make an offer to purchase all of the notes at 101% of their principal amount plus accrued and unpaid interest to the date of purchase. In the case of repurchases of notes before April 15, 2004, the purchase price will be equal to 101% of the accreted value at the date of repurchase.

                             We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the notes and other debt that may become repayable upon a change of control triggering event.


Covenants..................  The indenture governing the notes contains covenants relating to, among other things, the following matters:


                             - restricted payments;

                             - incurrence of additional indebtedness and
                               issuance of preferred stock;

                             - liens;

                             - dividend and other payment restrictions affecting
                               subsidiaries;

                             - mergers, consolidations and sales of assets;

                             - transactions with affiliates; and

                             - reports.

Listing....................  We will apply to list the new notes on the
                             Luxembourg Stock Exchange.

Governing law..............  The new notes and the indenture under which the new notes will be issued are governed exclusively by the laws of the State of New York.


Trustee, principal paying
   agent and registrar.....  The Chase Manhattan Bank.

Paying agent and transfer
   agent in Luxembourg.....  Chase Manhattan Bank Luxembourg S.A.

Listing agent in
   Luxembourg..............  Banque Internationale a Luxembourg.


Book-entry transfer


   facilities..............  Euroclear and Cedel Bank

                                  RISK FACTORS

     You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See "Where you can find more information about us." In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are also generally applicable to the old notes as well as the new notes.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO RESTRICTIONS ON TRANSFER AND WHICH ARE NOT FREELY TRADEABLE

     If you do not tender your old notes or you tender your old notes and we do not accept the tender, your old notes will continue to be subject to their existing restrictions on transfer and exchange. In general, unless the old notes are registered under the Securities Act, you cannot offer or sell your old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in limited circumstances which we summarize under "Registration rights" in this prospectus, we do not have any obligation to register your old notes under the Securities Act. We do not expect that we will take any action to register the old notes under the Securities Act unless we are required to do so in those limited circumstances.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATION UNDER THE NOTES


     We are and, for the foreseeable future will continue to be, highly leveraged. The agreements which govern our existing indebtedness also allow us to assume additional debt to finance our working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of assets, licenses and computer software that are used in connection with a cable business. If our substantial indebtedness adversely affects our financial health we may not be able to fulfill our obligations under the notes.



     On March 31, 1999, the accreted value of both NTL Incorporated and our total long-term indebtedness, including NTL Incorporated's 13% senior redeemable exchangeable preferred stock and adjusted for the issuance of the old notes was approximately $6.9 billion.


     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly if any of our borrowings are at variable interest rates,

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business, and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for dividends, operations and future business opportunities.


     IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF NTL, NTL COMMUNICATIONS WILL BE REQUIRED TO REPURCHASE SOME OF OUR INDEBTEDNESS INCLUDING THE NOTES -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES


     We may under some circumstances involving a change of control of NTL be obligated to offer to repurchase outstanding debt securities, including the notes, before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities in those circumstances.

THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING


     Following our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. Given our most recent acquisitions we estimate that significant amounts of additional funding will be necessary to meet these capital expenditure and operational requirements.


     We cannot be certain that:

     - we will be able to obtain additional financing with acceptable terms,


     - actual construction costs will meet our expectations,



     - we will satisfy conditions precedent to advances under future credit facilities,



     - we will not acquire additional businesses that require additional capital,


     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required.


     We do not have any firm additional financing plans to address the factors enumerated above.



WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY THE ENTIRE PRINCIPAL AMOUNT OF OUR OUTSTANDING INDEBTEDNESS



     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness, including the notes. Some of the measures we may take to refinance our debt include:


     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness,

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders, and

     - seeking additional equity financing.

     We cannot be certain that we will succeed in executing any of these measures.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION


     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness or raise additional equity. We cannot assure you that, with respect to the recent acquisitions, as well as future acquisitions, if they occur, that we:


     - will realize any anticipated benefits,

     - will successfully integrate the businesses with our operations, or

     - will manage such integration without adversely affecting us.


WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES



     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations. The terms of existing and future indebtedness of our subsidiaries may limit the payment of dividends, loans and other distributions to us by our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations, including our obligations on the notes.



     Additionally, following the liquidation of a subsidiary or joint venture, the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation. The claims of the lenders under our credit facility also rank ahead of any obligations of our subsidiaries to us. On March 31, 1999, the total liabilities of our subsidiaries were approximately $2.5 billion.



     Our principal fixed assets are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment, transmission towers, masts and antennas and the sites on which they are located. These assets are highly specialized and, individually, may have limited marketability. If secured creditors seize the assets that secure our debt, these creditors would likely seek to sell the business as a going concern.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot assure you that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain our operations and obtain additional required funds. In addition, a failure to achieve or sustain profitability would adversely affect our ability to make required payments on our indebtedness, including the notes.

     We had net losses for,


     - the three months ended March 31, 1999 of $230.4 million, and for the years ended December 31,


     - 1998: $534.6 million

     - 1997: $333.1 million

     - 1996: $254.5 million

     - 1995: $90.8 million

     - 1994: $29.6 million


     As of March 31, 1999, our accumulated deficit was $1.5 billion.


WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES, INCLUDING OUR OBLIGATIONS ON THE NOTES


     For the three months ended March 31, 1999 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, our earnings were insufficient to cover fixed charges by approximately $240.8 million, $565.7 million, $355.4 million, $257.1 million, $105.4 million and $31.8 million, respectively. Our earnings for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 were insufficient to cover combined fixed charges and preferred stock dividends by approximately $253.9 million, $584.5 million and $367.4 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations on the notes.



WE HAVE UTILIZED SOME OF OUR EXISTING FINANCIAL RESOURCES TO DISTRIBUTE FUNDS TO OUR PARENT TO FINANCE AN ACQUISITION BY OUR PARENT -- OUR PARENT IS UNDER NO OBLIGATION TO REPAY THE FUNDS TO US



     Under our existing indentures including the indenture relating to the notes, we are permitted to dividend or distribute funds to NTL Incorporated, our parent up to limits specified in those indentures. A distribution to NTL Incorporated to finance the purchase of the Australian National Transmission Network for approximately US$407 million occurred in March, 1999. NTL Incorporated may, but is not required to, recontribute those funds to us. Dividends and distributions to NTL Incorporated, to the extent permitted, may be made at other times for other purposes.


WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL HEALTH COULD BE ADVERSELY AFFECTED


     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of these business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully our business, financial condition and results of operations could be adversely affected.



OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE ADVERSELY TO US


     Our principal business activities in the UK are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.


     In addition, we are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce the range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.


OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR


     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the Castle Tower Corporation Consortium and NTL have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.


     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by 5 years' notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON ITV AND OTHER CONTRACTS



     Our broadcast services business is substantially dependent upon contracts with the ITV contractors, Channel 4/Welsh Fourth Channel and Vodafone for the provision of transmission services. The prices that we may charge these companies for television transmission services are subject to regulation by OFTEL. See "-- Our principal businesses are subject to government regulation, including pricing regulation, which may change adversely to us." The contracts with the ITV contractors and Channel 4/Welsh Fourth Channel terminate on December 31, 2002. Although, historically, the ITV contractors and Channel 4/Welsh Fourth Channel have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services currently provided by us. The loss of any one of these contracts could have a material adverse effect on us.



FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US



     We have experienced rapid growth and development in a relatively short period, and to meet our strategic objectives will require a continuation of that growth. Management of that growth will require, among other things:


     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and

     - the training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses, and the loss of one or more of them could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering, those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business which may reduce the amount of time they are able to dedicate to our businesses.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES


     The telecommunications industry is subject to rapid and significant changes in technology and we cannot predict the effect of technological changes on our businesses. However, the cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.


WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN US DOLLARS BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES



     We will encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses primarily in other currencies, primarily in British pounds sterling, while we pay interest and principal obligations with respect to most of our existing indebtedness in United States dollars. We cannot assure you that any hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.


WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR CABLE NETWORK


     We obtain insurance of the type and in the amounts that we believe are customary in the UK for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects a significant portion of one of our system's underground cable network would result in substantial uninsured losses and may have a material adverse effect on us.



LACK OF PUBLIC MARKET FOR THE NOTES



     There has been no public market for the notes. The purchasers are not obligated to make a market and if such market making should occur, it may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the notes.



YOU SHOULD BE AWARE THAT ACTUAL RESULTS OR OUTCOMES MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS


     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing that forward-looking information you should keep in mind that actual results may differ materially from those expressed or implied in those forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such projections and forward-looking statements include those specified in this risk factors section, as well as

     - industry trends,

     - our ability to

       -- continue to design network routes and install facilities,

       -- obtain and maintain any required government licenses or approvals,

       -- finance construction and development,

       all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

       -- customer acceptance,

       -- churn rates,

       -- overall market penetration and competition from providers of alternative services, and

       -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting such projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all;

     - actual amounts required to complete our planned build out will not exceed the amount we estimate or that additional financing substantially in excess of that amount will not be required; (see -- "The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding");

     - we will not acquire franchises, licenses or other new businesses that would require additional capital;

     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances and your right to receive payments on the notes could be adversely affected in the event of a bankruptcy of any of our subsidiaries");


     - our subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in US dollars but generally generate revenues and incur expenses in other currencies");


     - there will not be adverse changes in applicable United States, United Kingdom or Bermuda tax laws; or

     - the effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the foregoing.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


     This prospectus and the accompanying letter of transmittal set out the terms and conditions of the exchange offer. On and subject to those terms and conditions we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The expiration date is 5:00 p.m., London time, on August 20, 1999. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which we extend the exchange offer.


     This prospectus, together with the letter of transmittal, is first being sent on or about the date of this prospectus, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to the conditions described under "Conditions to the exchange offer" below.

     We expressly reserve the right, at any time or on one or more occasions, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of the extension to you. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. If we do not accept any old notes tendered for exchange for any reason they will be returned to you. We will return those notes without expense to you as promptly as practicable after the end of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount at maturity of L1,000 and any whole multiple of L1,000.


     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes which we have not already accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the exchange offer" occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable. A notice in the case of any extension will be issued by means of a press release or other public announcement no later than 9:00 a.m., London time, on the next business day after the previously scheduled expiration date.


     The tender to us of old notes by you and the acceptance of your tender by us will be a binding agreement between us on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal in respect of the old notes tendered by you.

PROCEDURES FOR TENDERING OLD NOTES


     When we refer to a holder of old notes in this section of the prospectus relating to the exchange offer, that includes account holders and any participant in the Euroclear or Cedelbank clearing systems whose name appears on a security position listing as the holder of those old notes. Any holder who wishes to tender old notes for exchange in the exchange offer must transmit the letter of transmittal, properly completed and duly executed, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message instead of a letter of transmittal to The Chase Manhattan Bank as exchange agent at one of the addresses set forth below under "Exchange agent", on or before the expiration date.

     In addition, either

     - certificates for the tendered old notes must be received by the exchange agent along with the letter of transmittal before the expiration date,


     - a timely confirmation of a book-entry transfer of the tendered old notes, which we refer to as a book-entry confirmation, into the appropriate exchange agent's account at the appropriate book-entry transfer facility pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date along with the letter of transmittal or an agent's message instead of a letter of transmittal, or



     - the holder must comply with the guaranteed delivery procedures we describe below.



     An agent's message means a message, transmitted by the book-entry transfer facility to and received by the exchange agent. An agent's message forms a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the appropriate letter of transmittal and that we may enforce such letter of transmittal against the participant.



     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery before the expiration date. No letters of transmittal or old notes should be sent to us.


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless

     - you have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     - the old notes are tendered for the account of an eligible institution, as we define that term below.

     In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is

     - a member of a registered national securities exchange

     - a member of the National Association of Securities Dealers, Inc.

     - by a commercial bank or trust company having an office or correspondent in the United States or

     - by such other Eligible Institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act.

We refer to each of the institutions in the bullet points above as eligible institutions. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on those documents guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     The interpretation by us of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the appropriate letter of transmittal and the instructions to the letter of transmittal shall be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes for exchange must be cured within reasonable period of time determined by us unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give you notification of any defect or irregularity with respect to any tender of old notes by you for exchange, nor shall any of them incur any liability for failure to give such notification.


     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. The old notes or the power of attorney should be signed exactly as the name or names of the registered holder or holders that appear on the security position listing.


     If a letter of transmittal, any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing and, in addition, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive it.

     By tendering, you will represent to us that, among other things,

     - the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder,



     - that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the notes and



     - that neither the holder nor any other person receiving the new notes is an affiliate, as defined under Rule 405 of the Securities Act, of NTL.



     If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the exchange offer, you


     - cannot rely on the applicable interpretations of the staff of the SEC and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer who holds old notes acquired for your own account as a result of market-making activities or other trading activities, and you receive new notes in exchange for those old notes in the exchange offer, you may be an "underwriter" within the meaning of the Securities Act and must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will

     - accept, promptly after the expiration date, all old notes properly tendered,

     - issue the new notes promptly after acceptance of the old notes and

     - cause the new notes to be authenticated by the trustee.


     For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral, promptly confirmed in writing, or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same class having a principal amount at maturity equal to that of the surrendered old note.



     If any old notes tendered by you are not accepted for any reason set forth in the terms and conditions of the exchange offer or if you submitted old notes for an amount or quantity greater than you desire to exchange, those unaccepted or non-exchanged old notes will be returned without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described below, those non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the end of the exchange offer.


BOOK-ENTRY TRANSFER


     The exchange agent will request the establishment of accounts with respect to the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. If you are a financial institution that is a participant in a book-entry transfer facility's system you may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.



     Although you may deliver old notes to the exchange agent in the exchange offer through book-entry transfer at the book-entry transfer facility, the letter of transmittal or a facsimile of it, with any required signature guarantees or an agent's message instead and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses set forth below under "exchange agent," on or before the expiration date. If this is not possible, the guaranteed delivery procedures described below must be complied with.


GUARANTEED DELIVERY PROCEDURES

     If you want to tender old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes if

         - the tender is made through an eligible institution,


         - before the expiration date, the exchange agent received from the eligible institution the appropriate notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of old notes tendered, stating that the tender is being made by that notice. The notice of guaranteed delivery must guarantee that within five London Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and any other documents required by the appropriate letter of transmittal will be deposited by the eligible institution with the exchange agent and

         - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within five London Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.


WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time before the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the addresses set forth below under "exchange agent". Any notice of withdrawal must:

     - specify the name of the person having tendered the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the principal amount at maturity,


     - and where certificates for old notes have been transmitted, specify the name in which those old notes are registered, if different from that of the withdrawing holder.



     If certificates for old notes have been delivered or otherwise identified to the exchange agent then, before the release of such certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If you tendered old notes under the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless you are an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for tendering old notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, the old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for the old notes any of the following events occurs:

         (1) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

              (a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any transaction contemplated by the exchange offer, or

              (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer,

     or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in our sole judgement, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

         (2) there shall have occurred

              (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

              (b) any limitation by any governmental agency or authority which may adversely affect the ability of NTL to complete the transactions contemplated by the exchange offer,

              (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or

         (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those circumstances; or

         (4) any change or any development involving a prospective change shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of NTL and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which, in our reasonable judgment in any case, and regardless of the circumstances, including any action by us, giving rise to that condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance or exchange or with that exchange.

     The foregoing conditions are for our sole benefit. Those conditions may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of our rights and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent in respect of the notes for the exchange offer. All executed letters of transmittal should be sent to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal in respect of the notes and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

            Delivery To: The Chase Manhattan Bank, as exchange agent


                                         In London
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
          The Chase Manhattan Bank                            44 171 777 2373
          Attn: Operations Manager
               Trinity Tower                               Confirm by Telephone:
            9 Thomas More Street                      Matthew Pinnock: 44 171 777 2520
               London E1 9YT
                                       In Luxembourg
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
    Chase Manhattan Bank Luxembourg S.A.                     (352) 46 26 85 380
          Attn: Operations Manager
               5 Rue Plaetis                               Confirm by Telephone:
             L-2338, Luxembourg                     Veronique Cridel: (352) 46 26 85236


     Delivery of the letter of transmittal in respect of the notes to an address other than as set forth above or transmission via facsimile other than as set forth above is not a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $250,000.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with any tender of old notes for exchange, except if you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS


     We will not receive any cash proceeds from the exchange of old notes for new notes in the exchange offer. We intend to use the net proceeds from the sale of the old notes to refinance other notes, finance our construction, capital expenditure and working capital requirements, including debt service and repayment obligations and make acquisitions of businesses or assets related to our business.

                              DESCRIPTION OF NOTES

GENERAL

     The new notes will be issued under the indenture, dated as of April 14, 1999, between NTL and The Chase Manhattan Bank, as trustee. The following summary of selected provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of various terms used below. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The definitions of some terms used in the following summary are set forth below under "-- Definitions".

     In this section of the prospectus entitled "Description of Notes" when we refer to NTL we are referring only to NTL Communications Corp. and not any of its subsidiaries.

     The notes will be unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.

     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's subsidiaries with respect to the cash flow and assets of those subsidiaries.

     Application will be made to list the notes on the Luxembourg Stock
Exchange.

PRINCIPAL, MATURITY AND INTEREST

     The new notes to be issued in this exchange offer will be limited in aggregate principal amount at maturity to L330.0 million. The new notes will be issued at a substantial discount from their principal amount at maturity. Until April 15, 2004, no cash interest will accrue on the notes, but the Accreted Value of the notes will increase, representing amortization of original issue discount, between the date of original issuance and April 15, 2004, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value of the notes shall be equal to the full principal amount at maturity of the notes on April 15, 2004. From April 15, 2004, cash interest on the notes will accrue at the rate of 9 3/4% per annum and will be payable in cash, semiannually in arrears, on each April 15 and October 15, commencing October 15, 2004, to holders of record on the immediately preceding April 1 and October 1.

     The Accreted Value of each note on each semi-annual accrual date will be as set forth below:

SEMI-ANNUAL ACCRUAL DATE                                 ACCRETED VALUE
------------------------                                 --------------
October 15, 1999.......................................    L  651.56
April 15, 2000.........................................    L  683.32
October 15, 2000.......................................    L  716.63
April 15, 2001.........................................    L  751.57
October 15, 2001.......................................    L  788.21
April 15, 2002.........................................    L  826.63
October 15, 2002.......................................    L  866.93
April 15, 2003.........................................    L  909.19
October 15, 2003.......................................    L  953.52
April 15, 2004.........................................    L1,000.00

     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.


     The notes will be payable both as to principal and interest on presentation of such notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the trustee. Until otherwise designated by us, our office or agency in New York and London, respectively, will be the offices of the trustee maintained for such purpose. In addition, as described under the caption "Listing", so long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. The notes mature on April 15, 2009, and will be issued in registered form, without coupons, and in denominations of L1,000 and integral multiples of L1,000.


SUBSTITUTION OF CURRENCY


     If the United Kingdom adopts the euro, the regulations of the European Commission relating to the euro will apply to the notes and the indenture. In those circumstances neither we nor any holder of the notes is entitled to early redemption, rescission, notice or repudiation of the terms and conditions of the notes or the indenture. In addition, neither we nor any holder of the notes will be entitled to raise other defenses or to request any compensation claim nor will any other obligation of ours under the notes and the indenture be affected.

OPTIONAL REDEMPTION

     Except as referred to in this offering circular under "-- Covenants -- Additional amounts; Optional tax redemption", the notes are not redeemable at NTL's option prior to April 15, 2004. Thereafter, the notes will be subject to redemption at the option of NTL, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount at maturity, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.875%
2005........................................................   103.250%
2006........................................................   101.625%
2007 and thereafter.........................................   100.000%

     In the case of a redemption of any class of notes referred to herein under "-- Covenants -- Additional amounts; Optional tax redemption," redemption of such notes shall be made at the redemption prices specified in the indenture plus accrued and unpaid interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE


     We are not required to make mandatory redemption or sinking fund payments with respect to the notes. We are required to make a Change of Control Offer and an Asset Sale Offer with respect to a repurchase of the notes under the circumstances described under the captions "Change of control" and "Asset sales", respectively.


CHANGE OF CONTROL


     If a Change of Control Triggering Event occurs, each holder of notes shall have the right to require us to repurchase all or any part of such holder's notes equal to L1,000 or an integral multiple of L1,000, pursuant to the Change of Control Offer at a purchase price equal to 101% of the Accreted Value of those notes as of the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, we shall mail a notice to each holder, stating:


         (1) that the Change of Control Offer is being made pursuant to the covenant entitled Change of Control and that all notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the Change of Control Payment Date;

         (3) that the Accreted Value of any notes not tendered will continue to increase as provided in those notes;

         (4) that, unless we default in the payment of the Change of Control Payment, the Accreted Value of all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrete after the Change of Control Payment Date;



         (5) that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;


         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

         (7) that holders whose notes are being purchased only in part will be issued new notes equal in Accreted Value to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to L1,000 in principal amount at maturity or an integral multiple of L1,000.


     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control Triggering Event.



     On the Change of Control Payment Date, we will, to the extent lawful,


         (1) accept for payment notes or portions of notes tendered pursuant to the Change of Control Offer,

         (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered and

         (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the notes or portions of notes tendered to NTL.


     The paying agent shall promptly mail to each holder of notes so accepted, or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such notes. The trustee shall promptly authenticate and mail to each holder a new note equal in Accreted Value to any unpurchased portion of the notes surrendered, if any; provided that each such new note shall be in a principal amount at maturity of L1,000 or an integral multiple of L1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain any other provisions that permit the holders of the notes to require that NTL repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. The indenture contains covenants which may afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of indebtedness and issuance of preferred stock" and "-- Merger, consolidation or sale of assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the notes.


     The Change of Control Offer requirement of the notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     The indentures for our other outstanding senior notes and convertible notes also contain change of control provisions.


     NTL's ability to pay cash to the holders of notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect our financial health and prevent us from fulfilling our obligation under the notes" and "-- We are a holding company that is dependant upon cash flow from our subsidiaries -- our ability to access that cash flow may be limited in some circumstances". Our Credit Facility does, and any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing the notes. In such case, NTL's failure to purchase tendered notes would constitute an Event of Default under the indenture. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the indenture constitute events of default under our Credit Facility and may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's Subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the notes.

     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase substantially all, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NTL to repurchase those notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

ASSET SALE

     The indenture provides that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless

         (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale,

         (2) NTL or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, of the assets sold or otherwise disposed of and

         (3) at least 80% of the consideration therefor received by NTL or the Restricted Subsidiary is in the form of

               (a) Cash Equivalents,

               (b) Replacement Assets,

               (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons, other than to NTL or a Subsidiary NTL, at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale, or

               (d) any combination of the foregoing clauses (a) through (c);

               provided, however, that the amount of

               (x) any liabilities, as shown on NTL's or the Restricted
                   Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and

               (y) any notes or other obligations received by NTL or any
                   Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause (3).

     Within 360 days after any Asset Sale, NTL, or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale

         (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary or

         (2) to be invested or reinvested in Replacement Assets.

     Pending final application of any Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15 million, NTL will make an Asset Sale Offer to all holders of notes and Other Qualified Notes to purchase the maximum principal amount of notes and Other Qualified Notes, determined on a pro rata basis according to the Accreted Value or principal amount, as the case may be, of the notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:

         (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes and

         (2) with respect to the notes, at an offer price in cash in an amount equal to 100% of the Accreted Value of those notes as of the date of repurchase in accordance with the procedures set forth in the indenture.

     To the extent that the Accreted Value of notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NTL may use such deficiency for general corporate purposes. If the Accreted Value of notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to Accreted Value to the notes and each issue of the Other Qualified Notes, and the trustee will select the notes to be purchased from the amount allocated to the notes on the basis set forth under "Selection and notice" below. Upon completion of such offers to purchase each of the notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, NTL and its Subsidiaries may

         (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce Indebtedness of a

              Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition,

         (2) (x) swap or exchange assets or property with a Cable Controlled Subsidiary or

               (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as

                    (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction and

                    (B) either

                         (I) the assets so contributed consist solely of a
                             license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction or

                        (II) the assets so contributed consist solely of Cable
                             Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock, or

         (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the notes are listed. In the absence of any requirements of any securities exchange or if the notes are not listed, selection of the note to be redeemed will be made on a pro rata basis, provided that no notes of L1,000 or less at maturity shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue or, if applicable, the Accreted Value of any notes tendered will cease to increase as provided in the notes, on notes or portions of them called for redemption.

COVENANTS

   Restricted payments

     The indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests, other than:

               (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NTL or such Restricted Subsidiary or

               (y) dividends or distributions payable to NTL or any Wholly Owned
                   Subsidiary of NTL, or

               (z) pro rata dividends or pro rata distributions payable by a
                   Restricted Subsidiary;

         (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;

         (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes; or

         (4) make any Restricted Investment.

     All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

     NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:

               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

               (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph, is less than the sum of

                  (x) the difference between Cumulative EBITDA and 1.5 times
                      Cumulative Interest Expense plus

                  (y) Capital Stock Sale Proceeds plus

                  (z) cash received by NTL or a Restricted Subsidiary from a
                      Non-Restricted Subsidiary, other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary; provided, however, that to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of

                       (A) the cash received with respect to such sale,
                           liquidation or repayment of such Restricted
                           Investment, less the cost of such sale, liquidation or repayment, if any, and

                       (B) the initial amount of such Restricted Investment, in
                           each case as determined in good faith by NTL's Board of Directors.

     The foregoing provisions will not prohibit

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

         (2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted Subsidiary or

              (y) an Investment in any Person,

              in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests, other than any Disqualified Stock, of NTL provided that NTL delivers to the trustee:

                  (1) with respect to any transaction involving in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and

                    (2) with respect to any transaction involving in excess of
                        $25 million, an opinion as to the fairness to NTL or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2), provided, that the amount of such proceeds from the sale of such Equity Interests shall be excluded in each case from Capital Stock Sale Proceeds for purposes of clause (b)(y), above;

         (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which

               (A) has no Indebtedness on a consolidated basis other than
                   Indebtedness incurred to finance the purchase of equipment used in a Cable Business,

               (B) has no restrictions, other than restrictions imposed or permitted by the indenture or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is equal in right of payment with the notes, on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries,

               (C) is or will be a Cable Business and

               (D) uses the proceeds of such Investment for constructing a Cable
                   Business or the working capital needs of a Cable Business;

          (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the notes, including premium, if any, and accrued and unpaid interest, made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of,

               (A) Equity Interests of NTL provided, that the amount of such proceeds from the sale of such Equity Interests shall be excluded in each case from Capital Stock Sale Proceeds for purposes of clause (b)(y), above or

               (B) Refinancing Indebtedness permitted to be incurred under the
              "Incurrence of indebtedness and issuance of preferred stock" covenant;

          (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $80 million in the aggregate plus the sum of

               (x) cash received by NTL or a Restricted Subsidiary from a Non-
              Restricted Subsidiary, other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary and

               (y) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes, provided, that the amount of such proceeds from the sale of such

              Equity Interests shall be excluded in each case from Capital Stock Sale Proceeds for purposes of clause (2)(y), above;

          (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;

          (7) Investments by NTL or any Restricted Subsidiary in SDN Limited, a joint venture organized to operate a digital terrestrial television multiplex, in an amount not exceeding L11.4 million;

          (8) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25 million at any one time;

          (9) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

         (10) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of

         (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary and

         (y) the fair market value of such Subsidiary on such date as determined

               (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25 million and

               (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25 million.

     Not later than the fifth Business Day after making any Restricted Payment, other than those referred to in sub-clause (8) of the second paragraph preceding this paragraph, NTL shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted payments" were computed, which calculations may be based upon NTL's latest available financial statements.

   Incurrence of indebtedness and issuance of preferred stock

     The indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of

         (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis,

         (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries and

         (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y) shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

     The foregoing limitations will not apply to

          (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility,

          (b) the issuance by any Restricted Subsidiary of preferred stock, other than Disqualified Stock, to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders,

          (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are, or the credit support provided by any such Indebtedness is, in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business, including, without limitation, payments made pursuant to any License, the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary,

          (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $50 million,

          (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt,

          (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the notes, Existing Indebtedness or Indebtedness referred to in clauses (a), (b), (c),
              (d) or (e) above or the Refinancing Indebtedness incurred pursuant to the preceding paragraph; provided, however, that

              (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded plus the amount of reasonable expenses incurred in connection therewith;

              (2) the Refinancing Indebtedness shall have

                  (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, and

                  (B) a stated maturity no earlier than the stated maturity of,

               the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

               (3) the Refinancing Indebtedness shall be subordinated in right of payment to the notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded,

          (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor,

          (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness,

          (i) Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation,

          (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such

              Restricted Subsidiary, or other Persons providing funding on their behalf, on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness, other than to NTL or a Restricted Subsidiary of NTL, such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event, and

          (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.

   Liens

     The indenture provides that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

         (1) Permitted Liens;

         (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (b), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of indebtedness and issuance of preferred stock" covenant;

         (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of indebtedness and issuance of preferred stock" covenant; and

         (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of indebtedness and issuance of preferred stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

   Dividend and other payment restrictions affecting restricted subsidiaries

     The indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

         (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries

                   (A) on its Capital Stock or

                   (B) with respect to any other interest or participation in, or measured by, its profits, or

              (b) pay any indebtedness owed to NTL or any of its Subsidiaries or

         (2) make loans or advances to NTL or any of its Subsidiaries or

         (3) transfer any of its properties or assets to NTL or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of

              (a) Existing Indebtedness as in effect on the Issuance Date,

              (b) the indenture and the notes,

              (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d), (e), (h) or
                  (i), but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility, of the second paragraph of the "Incurrence of indebtedness and issuance of preferred stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (1) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the indentures and the notes but provided further that:

                     (A) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause (1) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

                      (B) any such agreement may nevertheless contain

                           (I) restrictions limiting the payment of dividends or
                               the making of any other distributions to all or a portion of excess cash-flow or any similar formulation thereof and

                          (II) subordination provisions governing Indebtedness
                               owed to NTL or any Restricted Subsidiary,

              (4) applicable law,

              (5) any instrument governing Indebtedness or Capital Stock of a
                  Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any

                  Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the indenture,

              (6) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

              (7) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements,

              (8) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale, or transaction which, but for its size, would be an Asset Sale, solely with respect to the assets being sold, or

              (9) permitted Refinancing Indebtedness, provided that the
                  restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

   Merger, consolidation or sale of assets

     The indenture provides that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless

         (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;

         (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts as defined in the indenture if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

   Additional amounts; optional tax redemption

     The indenture provides that the "Payment of Additional Amounts" provision in the indenture, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the "Optional Tax Redemption" provision in the indenture, relating to NTL's option to redeem the notes under specified circumstances if Additional Amounts are payable, apply to the notes in specified circumstances. The provisions of the indenture relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts to be paid by NTL under the notes, NTL will pay or cause to be paid such Additional Amounts as may be necessary in order that the net amounts received by a holder of the notes after such deduction or withholding shall be not less than the amounts specified in the notes to which the holder of such notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for

               (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the notes or the receipt of amounts payable in respect of the notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein or

              (b) the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the notes been presented on the last day of such period of 30 days;

         (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the notes or, if different, the beneficial owner of the interest payable on the notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;

         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;

         (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a note or withholding from the proceeds of a sale or exchange of a note;

         (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held the note;

         (7) any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the notes.

     The notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption or in the case of redemption of notes prior to April 15, 2004, at a redemption price equal to 100% of the Accreted Value of the notes as of the date fixed for redemption if after the Issuance Date there has occurred any change in or amendment to the laws, or any regulations or official rulings promulgated thereunder, of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the notes with respect to Withholding Taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was imposed on the Issuance Date provided, that,

         (1) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date,

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the notes then due,

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect and

         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The notes may also be redeemed, in whole but not in part, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption or in the case of redemption of notes prior to April 15, 2004, at a redemption price equal to 100% of the Accreted Value of the notes as of the date fixed for redemption if the Person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the Person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.

     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.

   Transactions with affiliates

     The indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to enter into an Affiliate Transaction. This prohibits NTL and any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, unless

         (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person and

         (2) NTL delivers to the trustee

               (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors and

              (b) with respect to any Affiliate Transaction or any series of
                  Affiliate Transactions involving aggregate payments in excess of $25 million, an opinion as to the fairness to NTL or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (b);

provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:

         (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;

         (2) transactions between or among NTL and/or its Restricted
             Subsidiaries;

         (3) transactions permitted by the provisions of the indenture described above under the covenant "Restricted payments";

         (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;

         (5) any transaction pursuant to an agreement in effect on the Issuance Date;

         (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;

         (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment; and

         (8) any tax sharing agreement.

   Reports

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, NTL will file with the SEC and furnish to the holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of

Operations and Financial Condition" and, with respect to the annual information only, a report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

         (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable, on the notes;

         (2) default in payment when due of principal on the notes;

         (3) failure by NTL to comply with the provisions described under the covenants "Change of control", "Restricted payments" or "Incurrence of indebtedness and issuance of preferred stock";

         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default

               (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period or

               (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

         (8) the revocation of a Material License.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in Accreted Value (if prior to April 15, 2004) or principal amount (if on or after April 15, 2004), as applicable, of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount at maturity of outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount at maturity of each class of notes then outstanding by notice to the trustee may on behalf of the holders of all of the applicable class of notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     NTL is required to deliver to the trustee annually a statement regarding compliance with the indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the notes or the indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the commission that a waiver of such liabilities is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

     NTL may cause the defeasance of the notes if NTL irrevocably deposits, or causes to be deposited, in trust with the trustee or the Paying Agent, at any time prior to the stated maturity of the notes or the date of redemption of all the outstanding notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge all amounts payable in respect of Accreted Value (if prior to April 15, 2004) or principal amount (if on or after April 15, 2004), of the then outstanding notes and all interest due thereon to maturity or redemption. The indenture will then cease to be of further effect as to all outstanding notes except, among other things, as to

         (1) remaining rights of registration of transfer and substitution and exchange of the notes,

         (2) rights of holders to receive payment of principal of and interest on the notes, and

         (3) the rights, obligations and immunities of the trustee.

     In order to exercise Defeasance:

         (1) NTL shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that

               (a) NTL has received from, or there has been published by, the
                   Internal Revenue Service, a ruling or

               (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

         (2) no Event of Default shall have occurred and be continuing on the date of such deposit, other than an Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;

         (4) NTL shall have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (5) NTL shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of the notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;

         (6) the deposit shall not result in NTL, the trustee or the trust being subject to the Investment Company Act;

         (7) holders of the notes will have a valid, perfected and unavoidable, under applicable bankruptcy or insolvency laws, subject to the passage of time referred to in clause (4) above, first priority security interest in the trust funds; and


         (8) We shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.


UNCLAIMED MONEY, PRESCRIPTION


     If money deposited with the trustee or Paying Agent for the payment of principal or interest remains unclaimed for two years, the trustee and the Paying Agent shall pay the money back to us at our written request. After that, holders of notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the Paying Agent shall cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the notes.


BOOK-ENTRY, DELIVERY AND FORM


     The new notes will be issued initially in the form of global notes (the "Global Notes") deposited with the Paying Agent in London as common depositary (such capacity, the "Common Depositary") for Euroclear and Cedelbank. Except as described in this prospectus, beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Cedelbank.


DEPOSITARY PROCEDURES


     Euroclear and Cedelbank.   We understand as follows with respect to
Euroclear and Cedelbank: Euroclear and Cedelbank each hold securities for their holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities. Euroclear and Cedelbank each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Each of Euroclear and Cedelbank can settle securities transactions in any of more than 30 currencies, including pounds sterling. Euroclear and Cedelbank each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Cedelbank have established an electronic bridge between their two systems across which their respective holders may settle trades with each other. Account holders in both Euroclear and Cedelbank are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Cedelbank is available to other institutions that clear through or maintain a custodial relationship with a holder of either system. a holder's overall contractual relations with either Euroclear or Cedelbank are governed by the respective rules and operating procedures of Euroclear or Cedelbank and any applicable laws. Both Euroclear and Cedelbank act under such rules and operating procedures only on behalf of their respective holders and have no record of or relationship with any persons who are not direct holders.



     Investors who hold accounts with Euroclear or Cedelbank may acquire, hold and transfer security entitlements with respect to Global Notes against Euroclear or Cedelbank and its respective property by book-entry to accounts with Euroclear or Cedelbank, each of which has an account with the Common Depositary and subject at all times to the procedures and requirements of Euroclear or Cedelbank, as the case may be. "Security entitlement" means the rights and property interests of a holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with Euroclear or Cedelbank may acquire, hold and transfer security entitlements with respect to a Global Note against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to the Global Note through Euroclear or Cedelbank. Investors electing to acquire security entitlements with respect to a Global Note through an account with Euroclear or Cedelbank or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. Security entitlements with respect to the Global Notes to be acquired through an account with Euroclear or Cedelbank will be credited to such account as of the settlement date against payment in pounds sterling for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to a Global Note through an account with Euroclear, Cedelbank or some other securities intermediary other than in connection with the initial distribution of the notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.



     Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of notes for any purpose. So long as the Common Depositary is the registered owner or holder of a Global Note, such party will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of Euroclear and Cedelbank, as the case may be, and their participants or holders to exercise any rights and remedies of a holder under the indenture. Payments of principal and interest on the Global Notes will be made to the Common Depositary on behalf of Euroclear and Cedelbank, as the case may be, as the registered owners thereof.


     The laws of some countries and some states in the United States require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because Euroclear and Cedelbank can act only on behalf of their respective participants or holders, as the case may be, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.


PAYMENTS ON THE GLOBAL NOTES

     Payments in respect of the principal of, premium, if any, and interest on a Global Note will be made through a payment agent appointed pursuant to the indenture and will be payable to the Common Depositary on behalf of Euroclear and Cedelbank each in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, NTL and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of NTL, the trustee, or any agent of NTL, or the trustee has or will have any responsibility or liability for


         (1) any aspect or accuracy of the records of the relevant clearing system, the participants therein or the holders thereof, as the case may be, relating to payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records of such clearing system, participant or holder relating to beneficial ownership interests in the Global Notes, or



         (2) any other matter relating to the actions and practices of the relevant clearing system or the participants therein or the holders thereof.



     Euroclear or Cedelbank upon receipt of any such payment, will immediately credit the accounts of their relevant participants or holders, as the case may be, with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes, as shown on the records of Euroclear or Cedelbank. NTL expects that payments by such participants or holders, as the case may be, to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or holders. Neither NTL nor the trustee will have responsibility or liability for the payment of amounts owing in respect of beneficial interests in the Global Notes held by the Common Depositary for Euroclear and Cedelbank.


TRANSFERS OF GLOBAL SECURITIES AND INTERESTS THEREIN

     Unless definitive securities are issued, the Global Notes may be transferred, in whole and not in part, only by Euroclear and Cedelbank to the Common Depositary, as the case may be, or by the Common Depositary to Euroclear and Cedelbank, respectively, or to another nominee or successor thereof or a nominee of such successor.

     Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of Euroclear and Cedelbank, as the case may be, and their respective holders and intermediaries. Any secondary market trading activity in beneficial interests in the Global Notes is expected to occur through the participants or holders and intermediaries, as the case may be, of Euroclear and Cedelbank, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.


     No service charge will be made for any registration of transfer or exchange of the notes, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.


     Although Euroclear and Cedelbank have agreed to various procedures to facilitate transfers of interests in the Global Notes among participants and holders in Euroclear and Cedelbank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, nor any agent of ours or the trustee will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by Euroclear or Cedelbank or their respective participants, indirect participants, holders or intermediaries of their respective obligations under the rules and procedures governing their operations.



     We understand that under existing industry practices, if we or the trustee requests any action of holders of notes, or if an owner of a beneficial interest in a Global Note desires to give instructions or take an action that a holder is entitled to give or take under the indenture, Euroclear or Cedelbank, as the case may be, would authorize their respective participants or holders, as the case may be, owning the relevant beneficial interest to give instructions to take such action, and such participants or holders would authorize indirect participants or intermediaries to give instructions or take such action, or would otherwise act upon the instructions of such indirect participants or intermediaries. Euroclear or Cedelbank is not required to authorize holders to take any action.



     We understand that under existing practices of Euroclear or Cedelbank if less than all of the notes are to be redeemed at any time, Euroclear or Cedelbank, as the case may be, will credit their participants' or holders' accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as Euroclear or Cedelbank, as the case may be, deems fair and appropriate, provided that no beneficial interests of less than L1,000, may be redeemed in part.


CERTIFICATED NOTES


     Beneficial interests in a Global Note are exchangeable for definitive notes in registered certificated form only if Euroclear and Cedelbank are unwilling or unable to continue as depositary for such Global Note and we fail to appoint a successor depositary within 90 days or there shall have occurred and be continuing a Default or an Event of Default with respect to the applicable notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interest in the Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Cedelbank, as the case may be, in accordance with their customary procedures. The notes may not be issued in bearer form.

     In the case of the issuance of certificated notes in the limited circumstances set forth above, the Holder of any such certificated note may transfer such note by surrendering it at the offices or agencies of NTL maintained for such purpose within the City and State of New York. Until otherwise designated by NTL, NTL's office or agency in the City and State of New York and London, England, respectively, will be the offices of the trustee maintained for such purpose. In the event of a partial transfer of a holding of notes represented by one certificate, or partial redemption of such a holding represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred or redeemed and a further new certificate in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor, provided that no certificate in denominations less than L1,000 shall be issued. Each new certificate to be issued shall be available for delivery within ten business days at the office of the trustee. The cost of preparing, printing, packaging and delivering the certificated notes shall be borne by NTL.

     NTL shall not be required to register the transfer or exchange of certificated notes for a period of 15 days preceding

         (a) the due date for any payment of principal of or interest on the notes or

         (b) a selection of notes to be redeemed.

     Also, NTL is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any certificated note, the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and NTL may require a holder to pay any taxes and fees required by law and permitted by the indenture and the notes.

     If certificated notes are issued and a holder of a certificated note claims that the note has been lost, destroyed or wrongfully taken or if such note is mutilated and is surrendered to the trustee, NTL shall issue and the trustee shall authenticate a replacement note if the trustee's and NTL's requirements are met. If required by the trustee or NTL, an indemnity bond sufficient in the judgment of both to protect NTL, the trustee or any paying agent or authenticating agent appointed pursuant to the indenture from any loss which any of them may suffer if a note is replaced must be posted. NTL may charge for its expenses in replacing a note.

     In case any such mutilated, destroyed, lost or stolen note has become or is about to become due and payable, or is about to be redeemed or purchased by NTL pursuant to the provisions of the Indenture, NTL in its discretion may, instead of issuing a new note, pay, redeem or purchase such note, as the case may be.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the notes in accordance with procedures described in "Book-Entry; Delivery and Form". The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the indenture. NTL is not required to transfer or exchange any note selected for redemption. Also, NTL is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for the notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for the notes.

     The holders of a majority in Accreted Value (if prior to April 15, 2004) or principal amount (if on or after April 15, 2004), as applicable, of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Chase Manhattan Bank is also the trustee for all of the Existing Notes and the convertible notes.

LISTING

     Application will be made to list the new notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the new notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, as long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. NTL has initially designated Banque Internationale a Luxembourg S.A. as its agent for such purposes.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Reference is made to the indenture for a full definition of all terms, as well as any other capitalized terms used in this description of the notes for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to April 15, 2004, with respect to any note, the sum of

     (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such note, at a rate of 9 3/4% per annum, compounded semiannually on each April 15 and October 15, from April 15, 2004 to the date of issuance) of such note, and

     (b) the portion of the excess of the principal amount of such note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 9 3/4% per annum of the initial offering price of a note compounded semiannually on each April 15 and October 15 from the date of issuance of the note through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such Acquired Person merging with or into or becoming a Subsidiary of such specified Person.

     "Acquired Person" has the meaning specified in the definition of Acquired Debt.

     "Adjusted Total Assets" means the total amount of assets of NTL and its Restricted Subsidiaries, including the amount of any Investment in any Non-Restricted Subsidiary, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom


         (1) all current liabilities of NTL and its Restricted Subsidiaries, and


         (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as calculated in conformity with GAAP.

     For purposes of this Adjusted Total Assets definition,

              (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

              (b) all calculations shall exclude all intercompany items.

     "Adjusted Total Controlled Assets" means the total amount of assets of NTL and its Cable Controlled Subsidiaries, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

         (1) all current liabilities of NTL and such Cable Controlled Subsidiaries; and

         (2) all goodwill, trade names, trademarks, patients, unamortized debt discount and expense and other like intangibles of NTL and such Restricted Subsidiaries, all as calculated in conformity with GAAP;

provided that Adjusted Total Controlled Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the aggregate amount of all Investments of NTL or any such Cable Controlled Subsidiaries in any Person other than a Cable Controlled Subsidiary, except Cash Equivalents. For purposes of this Adjusted Total Controlled Assets definition,

              (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

              (b) all calculations shall exclude all intercompany items.


     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


     "Annualized Pro Forma EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Asset Sale" means


         (1) any sale, lease, transfer, conveyance or other disposition of any assets, including by way of a sale-and-leaseback, other than the sale or transfer of inventory or goods held for sale in the ordinary course of business, provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of NTL shall be governed by the provisions of the indenture described under the captions "Change of control" or "Merger, consolidation or sale of assets" or


         (2) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the NTL's Restricted Subsidiaries to any Person;

        in either case other than

              (a) to

                  (A) NTL,

                  (B) any Wholly Owned Subsidiary, or

                  (C) any Subsidiary which is a Subsidiary of NTL on the
                      Issuance Date provided that at the time of and after giving effect to such issuance, sale, lease, transfer, conveyance or other disposition to such Subsidiary, NTL's ownership percentage in such Subsidiary is equal to or greater than such percentage on the Issuance Date or

              (b) the issuance, sale, transfer, conveyance or other disposition of Equity Interests of a Subsidiary in exchange for capital contributions made on a pro rata basis by the holders of the Equity Interests of such Subsidiary.

     "Cable Assets" means tangible or intangible assets, licenses, including, without limitation, Licenses, and computer software used in connection with a Cable Business.

     "Cable Business" means

          (i) any Person directly or indirectly operating, or owning a license to operate, a cable and/or television and/or telephone and/or telecommunications system or service principally within the United Kingdom and/or the Republic of Ireland and

         (ii) any Cable Related Business.

     "Cable Controlled Property" means a Cable Controlled Subsidiary or a Cable Asset held by a Cable Controlled Subsidiary.

     "Cable Controlled Subsidiary" means any Restricted Subsidiary which is primarily engaged, directly or indirectly, in one or more Cable Businesses.

     "Cable Related Business" means a Person which directly or indirectly owns or provides a service or product used in a Cable Business, including, without limitation, any television programming, production and/or licensing business or any programming guide or telephone directory business or content or software related thereto.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.


     "Capital Stock Sale Proceeds" means the aggregate net sale proceeds, including from the sale of any property received for the Capital Stock or the fair market value of such property, as determined by an independent appraisal firm, received by NTL or any Subsidiary of NTL from the issue or sale, other than to a Subsidiary, by NTL of any class of its Capital Stock after October 14, 1993, including Capital Stock of NTL issued after October 14, 1993 upon conversion of or in exchange for other securities of NTL.


     "Cash Equivalents" means

         (1) Permitted Currency,

         (2) securities issued or directly and fully guaranteed or insured by the United States government, a European Union member government or any agency or instrumentality thereof having maturities of not more than six months and two days from the date of acquisition,

         (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States, the

             United Kingdom, the Republic of Ireland or any other European Union member having capital and surplus in excess of $500 million,

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

         (5) commercial paper rated P-1 or the equivalent thereof by Moody's or A-1 or the equivalent thereof by S&P and in each case maturing within six months and two days after the date of acquisition and

         (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

     "Change of Control" means

         (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder,

         (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

         (3) any "Person" or "group", within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

     "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness, including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness, the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, for such period, on a consolidated basis, determined in accordance with GAAP; provided, that

         (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

         (2) the Net Income of any Person that is a Subsidiary, other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries, shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

         (4) the cumulative effect of a change in accounting principles shall be excluded.


     "Convertible Subordinated Notes" means (a) NTL's 7% Convertible Subordinated Notes issued pursuant to an indenture dated as of June 12, 1996 also between NTL and The Chase Manhattan Bank, as trustee and (b) NTL's 7% Convertible Subordinated Notes due 2008 issued pursuant to an indenture dated as of December 16, 1998 also between NTL and The Chase Manhattan Bank, as trustee.



     "Credit Facility" means the Facilities Agreement dated October 17, 1997 between NTL (UK) Group Inc., as principal guarantor, Chase Manhattan plc, as arranger, Chase Manhattan International Limited, as agent and security trustee and The Chase

Manhattan Bank as issuer, as such Facilities Agreement may be supplemented, amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time in an aggregate outstanding principal amount not to exceed the greater of

         (1) L555 million and


         (2) the amount of the aggregate commitments thereunder as the same may be increased after March 13, 1998 as contemplated by the Facilities Agreement as amended or supplemented to March 13, 1998, but in no event greater than L875 million, less, in each case, the aggregate amount of all Net Proceeds of Asset Sales that have been applied to permanently reduce Indebtedness under the Credit Facility pursuant to the covenant described above under "-- Asset sale".



Indebtedness that may otherwise be incurred under the indenture may, but need not, be incurred under the Credit Facility without regard to the limit set forth in the preceding sentence. Indebtedness outstanding under the Credit Facility on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the second paragraph of the covenant described above under "-- Incurrence of indebtedness and issuance of preferred stock".


     "Cumulative EBITDA" means the cumulative EBITDA of NTL from and after the Issuance Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero; provided, however, that EBITDA of Non-Restricted Subsidiaries shall not be included.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by NTL from the Issuance Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Diamond Notes" means the 10% Diamond Senior Notes due 2008, the 9 1/8% Diamond Senior Notes due 2008, the 10 3/4% Diamond Senior Discount Notes due 2007, the 11 3/4% Diamond Senior Discount Notes due 2005 and the 13 1/4% Diamond Senior Discount Notes due 2004.


     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

     "EBITDA" means, for any Person, for any period, an amount equal to

         (1) the sum of

                 (a) Consolidated Net Income for such period, exclusive of any gain or loss realized in such period upon an Asset Sale, plus


                 (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus


                 (c) Consolidated Interest Expense for such period, plus

                 (d) depreciation for such period on a consolidated basis, plus

                 (e) amortization of intangibles for such period on a
                     consolidated basis, plus

                  (f) any other non-cash item reducing Consolidated Net Income for such period, excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, minus

         (2) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.


     "Euroclear" means Morgan Guaranty Trust Company of New York, Brussels office as operator of the Euroclear system.


     "European Union member" means any country that is or becomes a member of the European Union or any successor organization thereto.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "Existing Indebtedness" means Indebtedness of NTL and its Subsidiaries in existence on the Issuance Date, until such amounts are repaid, including, without limitation, the Existing Notes.

     "Existing Notes" means the Old Notes and the Convertible Subordinated
Notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that NTL shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of loans, including Guarantees, advances or capital contributions, excluding commission, travel and similar advances and loans, joint property ownership and other arrangements, in each case, made to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.


     "Issuance Date" means the date on which the notes are first authenticated and issued.


     "License" means any license issued or awarded pursuant to the Broadcasting Act 1990, the Cable and Broadcasting Act 1984, the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948, in each case, as such Acts may, from time to time be, amended, modified or re-enacted, or equivalent statutes of any jurisdiction, to operate or own a Cable Business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent or successor statutes, of any jurisdiction.

     "Material License" means a License held by NTL or any of its Subsidiaries which License at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the Licenses held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

         (1) NTL UK Group, Inc., formerly known as OCOM Sub II, Inc., NTLIH, NTL Group Limited, CableTel Surrey Limited, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and


         (2) any other Subsidiary of NTL which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.


     "Monetize" means a strategy with respect to Equity Interests that generates an amount of cash equal to the fair value of such Equity Interests.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Households" means the product of

         (1) the number of households covered by a License in the United Kingdom and

         (2) the percentage of the entity holding such License which is owned directly or indirectly by NTL.

     "Net Income" means, with respect to any Person for a specific period, the net income (loss) of such Person during such period, determined in accordance with GAAP, excluding, however, any gain, but not loss, during such period, together with any related provision for taxes on such gain, but not loss, realized during such period in connection with any Asset Sale, including, without limitation, dispositions pursuant to sale-and-leaseback transactions, and excluding any extraordinary gain, but not loss, during such period, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by NTL or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "Non-Controlled Subsidiary" means an entity which is not a Cable Controlled Subsidiary.

     "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness as to which none of NTL, nor any Restricted Subsidiary:

         (1) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness;

         (2) is directly or indirectly liable; or

         (3) constitutes the lender.

     "Non-Restricted Subsidiary" means

         (1) a Subsidiary that


              (a) at the time of its designation by the Board of Directors as a
                  Non-Restricted Subsidiary has not acquired any assets, other than as specifically permitted by clause (5) of "Permitted investments" or by the "Restricted payments" covenant, at any previous time, directly or indirectly from the Company or any of its Restricted Subsidiaries,


              (b) has no Indebtedness other than Non-Recourse Debt and

              (c) that at the time of such designation, after giving pro forma effect to such designation, the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation, provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such designation;

         (2) any Subsidiary which

              (a) has been acquired or capitalized out of or by Equity Interests of NTL or Capital Stock Sales Proceeds therefrom,

              (b) has no Indebtedness other than Non-Recourse Debt and

              (c) is designated as a Non-Restricted Subsidiary by the Board of
                  Directors or is merged, amalgamated or consolidated with or into, or its assets or capital stock is to be transferred to, a Non-Restricted Subsidiary; or

         (3) any Subsidiary of a Non-Restricted Subsidiary.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Old Notes" means the 9 3/4% notes.



     "Other Qualified Notes" means any outstanding senior indebtedness of NTL issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the indenture, including, without limitation, the 9 3/4% notes and the Diamond Notes.


     "Permitted Acquired Debt" means, with respect to any Acquired Person, including, for this purpose, any Non-Restricted Subsidiary at the time such Non-Restricted Subsidiary becomes a Restricted Subsidiary, Acquired Debt of such Acquired Person and its Subsidiaries in an amount, determined on a consolidated basis, not exceeding the sum of

         (1) amount of the gross book value of property, plant and equipment of the Acquired Person and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Acquired Person, which may be unaudited, prior to the date it becomes an Acquired Person and

         (2) the aggregate amount of any Cash Equivalents held by such Acquired Person at the time it becomes an Acquired Person.

     "Permitted Currency" means the lawful currency of the United States or a European Union member.

     "Permitted Designee" means

         (1) a spouse or a child of a Permitted Holder,

         (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

         (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

         (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Permitted Investments" means

         (1) any Investments in NTL or in a Cable Controlled Property or in a Qualified Subsidiary, including, without limitation,

              (a) Guarantees of Indebtedness of NTL, a Cable Controlled
                  Subsidiary or a Qualified Subsidiary,

              (b) Liens securing such Indebtedness or Guarantees or

              (c) the payment of any balance deferred and unpaid of the purchase price of any Qualified Subsidiary;

         (2) any Investments in Cash Equivalents;

         (3) Investments by NTL in Indebtedness of a counter-party to an Exchange Rate Contract for hedging a Permitted Currency exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Indebtedness being hedged, or, in the case of Indebtedness issued with original issue discount, based on the amounts payable after the amortization of such discount;

         (4) Investments by NTL or any Subsidiary of NTL in a Person, if as a result of such Investment

              (a) such Person becomes a Cable Controlled Subsidiary or

              (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NTL or a Wholly Owned Subsidiary of NTL; and

         (5) any issuance, transfer or other conveyance of Equity Interests in NTL, or any Capital Stock Sales Proceeds therefrom, to a Subsidiary of NTL.

     "Permitted Liens" means

         (1) Liens in favor of NTL;

         (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with NTL or any Subsidiary of NTL; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of NTL or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation;

         (3) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

         (4) Liens existing on the Issuance Date;

         (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and

         (6) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that, in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of NTL or its Restricted Subsidiaries.

     "Permitted Non-Controlled Assets" means Equity Interests in any Person primarily engaged, directly or indirectly, in one or more Cable Businesses if such Equity Interests

         (1) were acquired by NTL or any of its Restricted Subsidiaries in connection with any Asset Sale or any Investment otherwise permitted under the terms of the Indenture and

         (2) to the extent that, after giving pro forma effect to the acquisition thereof by NTL or any of its Restricted Subsidiaries, Adjusted Total Controlled Assets is greater than 80% of Adjusted Total Assets based on the most recent consolidated balance sheet of NTL.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP after giving effect to the following:

         (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA, if negative, directly attributable thereto for such period and


         (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business, without giving effect to clause (3)of the definition of Consolidated Net Income;


           and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Qualified Subsidiary" means a Wholly Owned Subsidiary, or an entity that will become a Wholly Owned Subsidiary after giving effect to the transaction being considered, that at the time of and after giving effect to the consummation of the transaction under consideration,

         (1) is a Cable Business or holds only Cable Assets,

         (2) has no Indebtedness (other than Indebtedness being incurred to consummate such transaction) and


         (3) has no encumbrances or restrictions, other than such encumbrances or restrictions imposed or permitted by the Indenture, the indentures governing the Old Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes, on its ability to pay dividends or make any other distributions to NTL or any of its Subsidiaries.


     "Rating Agencies" means

         (1) S&P,

         (2) Moody's and


         (3) if S&P or Moody's or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by NTL, which shall be substituted for S&P or Moody's or both, as the case may be.


     "Rating Category" means

         (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, or equivalent successor categories,

         (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, or equivalent successor categories, and

         (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.


In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories + and -- for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency shall be taken into account e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation.


     "Rating Date" means that date which is 90 days prior to the earlier of

         (1) a Change of Control and

         (2) public notice of the occurrence of a Change of Control or of the intention by NTL or any Permitted Holder to effect a Change of Control.

     "Ratings Decline" means the occurrence of any of the following events on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of NTL or any Person to effect a Change of Control, which period shall be extended so long as the rating of any of NTL's debt securities is under publicly announced consideration for possible downgrade by any of the Rating
Agencies:

         (1) in the event that any of NTL's debt securities are rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by either of the Rating Agencies shall be below Investment Grade,

         (2) in the event that any of NTL's debt securities are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by both of the Rating Agencies shall be below Investment Grade, or

         (3) in the event any of NTL's debt securities are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of such securities by either Rating Agency shall be decreased by one or more gradations, including gradations within Rating Categories as well as between Rating Categories.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Disqualified Stock.

     "Replacement Assets" means

         (1) Cable Assets,

         (2) Equity Interests of any Person engaged, directly or indirectly, primarily in a Cable Business, which Person is or will become on the date of acquisition thereof a Restricted Subsidiary as a result of NTL's acquiring such Equity Interests,

         (3) Permitted Non-Controlled Assets or

         (4) any combination of the foregoing.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.

     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such preferred stock.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Subordinated Debentures" means the debentures exchangeable by NTL for the Preferred Stock in accordance with the Certificate of Designation therefor.

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

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the sum of the products obtained by multiplying

         (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

         (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which, except directors' qualifying shares, is at the time owned directly or indirectly by NTL.

                              REGISTRATION RIGHTS



     The following summary of the registration rights provided in the registration rights agreement and the old notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the old notes. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.



     Under the registration rights agreement, we agreed to file with the SEC a registration statement, including a prospectus, on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes. If:



     (1) on or prior to the time the exchange offer is completed existing SEC interpretations are changed such that the debt securities received by holders other than restricted holders in the exchange offer for registrable securities are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act,



     (2) the exchange offer has not been completed by November 26, 1999 or



     (3) the exchange offer is not available to any holder of the old notes,


we will file with the SEC a shelf registration statement to cover resales of the old notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the SEC.

     The registration rights agreement provides that:

     (a) we will file an exchange registration statement with the SEC by July 14, 1999,

     (b) we will use our best efforts to have the exchange registration statement declared effective by the SEC October 12, 1999,

     (c) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue by the forty-fifth day following the date on which the exchange registration statement is declared effective, new notes in exchange for all notes tendered before that date in the exchange offer and

     (d) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC within 120 days after the filing of such shelf registration statement.

If, with respect to the old notes:

     (1) we fail to file the exchange registration statement or the shelf registration statement on or before the date specified for such filing,

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

     (2) the exchange registration statement is not declared effective October 12, 1999 or the shelf registration statement is not declared effective within 120 days from the date such shelf registration statement is filed,

     (3) we fail to complete the exchange offer within the specified time frame, or

     (4) the exchange registration statement or the shelf registration statement is filed and declared effective but is thereafter either withdrawn or becomes subject to an effective stop order suspending the effectiveness, except as specifically permitted in the registration rights agreement, without being succeeded immediately by an additional registration statement which becomes effective, then we will pay special interest pursuant to provisions of the registration rights agreement and the old notes to each holder of the old notes.

Special interest will accrue from:

         (1) the date specified for such filing, in the case of clause (1) above,

         (2) the date specified for effectiveness in the case of clause (2) above,

         (3) the date specified for completion of the exchange offer, in the case of clause (3) above or

         (4) the date such exchange registration statement or shelf registration statement ceases to be effective, in the case of clause (4) above (each such period referred to in clauses (1)-(4) above an "Accrual Period"), at a rate per annum equal to 0.25% for the first 90 days of the Accrual Period; 0.50% for the second 90 days of the Accrual Period; 0.75% for the third 90 days of the Accrual Period and 1.0% for the remaining portion of the Accrual Period of the Accreted Value of the notes, determined daily.

     All accrued special interest will be paid by us on each interest payment date to the applicable global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them in writing or by mailing checks to their registered addresses if no such accounts have been specified in writing. Following the cure of all registration defaults, the accrual of special interest will cease.

     Special interest on the old notes, if any, will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Holders of old notes will be required to make certain representations to us as described in the registration rights agreement in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding special interest pursuant to provisions of the old notes, as set forth above.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income tax consequences of an exchange of old notes for the new notes and the ownership of the new notes. It deals only with notes held as capital assets by initial holders of old notes, and does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging" transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including retroactively) so as to result in federal income tax consequences different from those discussed below.

     You are urged to consult your tax advisor regarding the tax consequences that may be specific to you of the exchange of old notes for new notes and the ownership of the new notes, as well as any tax consequences arising under any state, local or foreign laws.

     As used herein, the term "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes

     (1) a citizen or resident of the United States,

     (2) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein,

     (3) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code, or

     (4) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

As used herein, the term "Non-U.S. holder" means a holder of a note that is not a U.S. holder.

EXCHANGE OF NOTES

     There will be no federal income tax consequences to holders exchanging old notes for new notes pursuant to the exchange offer since the exchange offer will be by operation of the original terms of the old notes, pursuant to a unilateral act by us, and will not result in any material alteration in the terms of the old notes. Each exchanging holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

TAXATION OF NOTES -- U.S. HOLDERS

     Original Issue Discount.   Because the old notes were issued with original
issue discount ("OID") for federal income tax purposes, the new notes issued in exchange for the old notes will also bear OID that each U.S. holder of a new note will be required to include OID in income as it accrues on a yield-to-maturity basis over the term of the new note in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a new note equals the excess of the stated redemption price at maturity of such new note over its issue price. The stated redemption price at maturity of a new note will include all payments required to be made on the new note whether denominated as principal or interest (other than payments subject to remote or incidental contingencies). The issue price of the new notes equals the issue price of the old notes, which was L621.10 per $1,000 principal amount at maturity.

     A U.S. holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the U.S. holder holds the debt instrument. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to the new notes generally will be equal to the product of the adjusted issue price of the new notes at the beginning of the accrual period (the issue price of the new notes determined as described above, generally increased by all prior accruals of OID and decreased by the amount of payments made on the new notes) and the notes' yield-to-maturity (the discount rate, which, when applied to all payments under the notes, results in a present value equal to the issue price of the new notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period. All payments on a note generally will be viewed first as a payment of previously accrued OID (to the extent thereof), with payments considered made from the earliest accrual period, and then as a payment of principal.

     We will furnish annually to the IRS and to U.S. holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the notes were held by the U.S. holders.

     Under certain circumstances described above, we will be required to pay special interest on the notes if we fail to comply with certain of our obligations under the registration rights agreement. Although not free from doubt, such additional amount should be taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and the amount of income on the notes may be different.

     If we meet the Foreign Active Business Requirement described below, interest income (including OID) with respect to a note may be treated as foreign source income. Due to the factual nature of this issue, it is not certain that we will meet this requirement.

     Disposition of new notes.   A U.S. holder will generally recognize gain or
loss upon the sale, exchange, retirement or other disposition of new notes equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued but unpaid OID) and the U.S. holder's adjusted tax basis in the new notes. A U.S. holder's adjusted tax basis in a new note will generally be the cost of the new note, increased by any OID previously included in income by such holder and decreased by any amount received on the new note. Such gain or loss generally would be capital gain or loss (except to the extent of any exchange gain or loss with respect to foreign currency, as discussed below).

     Foreign currency.   The new notes will be denominated in a currency other
than the U.S. dollar. The following summarizes certain of the United States federal income tax consequences to U.S. holders as a result of the new notes' foreign currency denomination.

     OID.   For purposes of computing OID, (i) OID will be determined in units of pounds sterling, (ii) such accrued discount will be translated into U.S. dollars as if the U.S. holder were receiving interest using the accrual method of accounting (as discussed below), and (iii) the amount of foreign currency gain or loss on the accrued discount will be determined by comparing the amount determined under (ii) with the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of discount accrued. In general, a U.S. holder who uses the accrual method of accounting for federal income tax purposes would include in income the U.S. dollar value of the amount of accrued discount with respect to a new note during an accrual period, which is generally determined by translating such income at the average rate of exchange for the accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.

     Disposition of new notes.   As discussed above, upon the sale, exchange or
retirement of a new note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the new note. Such gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the new note was held for more than one year. If a U.S. holder receives foreign currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on the date of disposition (assuming the new notes are not publicly traded). A U.S. holder's adjusted tax basis in a new note will equal the U.S. dollar cost of the note (determined on the date of the purchase) to such holder, increased by the U.S. dollar value of the amounts of any OID previously included in income by the holder with respect to such new note and reduced by the U.S. dollar value of any payments received by the holder. In the case of an adjustment resulting from the accrual of OID, such adjustment will be made at the rate at which such OID is translated into U.S. dollars under the rules described above. If a U.S. holder purchases a new note with previously owned foreign currency, the holder will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the new note, determined on the date of purchase.

     For purposes of the foregoing, there is a special rule for purchases and sales of publicly traded notes by a cash basis taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of publicly traded notes, provided the election is applied consistently. Such election cannot be changed without the consent of the IRS.

     Gain or loss realized upon the sale, exchange or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount (which means, for this purpose, purchase price) of the note, determined on the date such payment is received or the new note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the new note, determined on the date the U.S. holder acquired the new note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the new note.

     Exchange of Foreign Currencies.   A U.S. holder will have a tax basis in
any foreign currency received as interest or on the sale, exchange or retirement of a note equal to the U.S. dollar value of such foreign currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase new notes) will be ordinary income or loss.

TAXATION OF NOTES -- NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is a non-U.S. holder.

     Subject to the discussion of backup withholding below, payments of interest on a new note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that

         (1) the holder is not

               (a) a direct or indirect owner of 10% or more of the total voting power of all our voting stock,

               (b) a controlled foreign corporation related to us through stock ownership or

               (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

         (2) such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and

         (3) we (or our paying agent) receive

               (a) from the non-U.S. holder, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the non-U.S.

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

         holder's name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder or

               (b) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to us or our paying agent.

     A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the new notes unless the Foreign Active Business Requirement is met, as described below.

     If the payments of interest on a new note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides us or our paying agent with a properly executed Form 4224.

     In addition, if we can show to the satisfaction of the IRS that at least 80% of the gross income from all sources for the 3-year period ending with the close of our taxable year preceding the interest payment (or such period as may be applicable) is "active foreign business income" (the "Foreign Active Business Requirement") then interest (including OID) on the new notes would be treated as foreign source income that is not subject to U.S. withholding. Active foreign business income is generally gross income of a corporation derived from sources outside the U.S., or is attributable to income so derived by a subsidiary of the corporation, which is attributable to the active conduct of a trade or business in the foreign jurisdiction by the corporation (or subsidiary). It is uncertain whether we would meet the Foreign Active Business Requirement for treating interest income as non-U.S. source.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax exemption from or reduction of branch profits tax, or other rules different from those described above.

     Sale, exchange or redemption of new notes.   Subject to the discussion
concerning backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless

         (1) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States,

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

         (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or

         (3) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments with respect to the new notes and the proceeds upon the sale or other disposition of the new notes may be subject to the information reporting and possible U.S. backup withholding at a 31% rate. Backup withholding will not apply to U.S. holders who furnish a correct taxpayer identification number and provide other certification or who are otherwise exempt from backup withholding. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides.

     The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made in respect to the exchange notes by us to a non-U.S. holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the condition of any other exemption are not, if fact, satisfied).

     The payment of the proceeds from the disposition of notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person.)

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

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holders' federal income tax liability, provided that the requisite procedures are followed.

     The Treasury Department promulgated new final regulations regarding the withholding and information reporting rules discussed above applicable to non-U.S. holders. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. holders should consult their own tax advisors with respect to the impact, if any, of the final regulations.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO US AND TO CORPORATE HOLDERS

     The notes will constitute applicable high yield discount obligations ("AHYDOs") if their yield-to-maturity is greater than the sum of the relevant applicable federal rate (the "AFR") plus five percentage points and the notes were issued with significant OID. In such event, we will not be entitled to deduct OID that accrues with respect to such notes until amounts attributable to such OID are paid. In addition, if any notes are AHYDOs and the yield-to-maturity of such notes exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), our deduction for the "disqualified portion" of the OID for any accrual period will be equal to the product of

         (1) the Excess Yield divided by the yield-to-maturity on such notes, and

         (2) the OID for the accrual period.

     Subject to otherwise applicable limitations, holders that are U.S. corporations will be entitled to a dividends received deduction (generally at a current rate of 70%) with respect to any disqualified portion of the accrued OID to the extent that we have sufficient current or accumulated earnings and profits. If the disqualified portion exceeds our current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the rules described above in "Original Issue Discount."

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

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new notes. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business on the 180th day following the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of that kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

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

                                 LEGAL MATTERS


     The validity of the issuance of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for us.


                                    EXPERTS

     The consolidated financial statements and schedules of NTL Incorporated appearing in NTL Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Comcast UK Cable Partners Limited and subsidiaries incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated by reference in this prospectus and have been so incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Birmingham Cable Corporation Limited and Cable London PLC incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are also incorporated by reference in this prospectus and have been so incorporated by reference in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of ComTel UK Finance, B.V. and its subsidiaries as of and for the year ended December 31, 1997, and the combined financial statements of Telecential as of and for the 16 months ended December 31, 1996, incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are also incorporated by reference in this prospectus.


     The combined financial statements as of and for the year ended December 31, 1996 of ComTel UK Finance B.V. incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of Coopers & Lybrand, independent Chartered Accountants given on the authority of said firm of experts in auditing and accounting.



     The consolidated financial statements of Diamond Cable Communications Plc as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 incorporated by reference herein have been audited by KPMG, independent auditors, to the extent and for the periods indicated in their reports on those financial statements. Those financial statements have been incorporated by reference in reliance upon the reports of KPMG given on their authority as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2) the judgment is final and conclusive on the merits,

     (3) the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US


     We are currently subject to the informational requirements of the Securities Exchange Act. We file reports, proxy statements, information statements and other information with the commission under the Exchange Act. You can inspect and copy any reports, proxy statements, information statements and other information we file with the commission at the public reference facilities the SEC maintains at:

      Room 1024, Judiciary Plaza,
      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      and at the SEC's regional offices located at:

      Suite 1400, Northwestern Atrium Center,
      500 West Madison Street,
      Chicago, Illinois 60661

      and

      13th Floor, Seven World Trade Center,
      New York, New York 10048,

     and you may also obtain copies of that material by mail from the public reference section of the SEC at:

      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      at prescribed rates.

     The SEC also maintains a site on the world wide web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information. You can also inspect reports, proxy statements and other information concerning NTL at the offices of the Nasdaq Stock Market, Reports Section, at:

      1735 K Street, N.W.,
      Washington, D.C. 20006.

     If the new notes are listed on the Luxembourg Stock Exchange, copies of our reports, proxy statements and other information will also be made available free of charge at the office of our agent in Luxembourg, Banque Internationale a Luxembourg S.A.

     This prospectus is part of a registration statement filed by us with the SEC. It does not contain all the information included or incorporated in the registration statement. The full registration statement can be obtained from the SEC as indicated above or from us.

     The SEC allows us to incorporate by reference some information about NTL that we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the SEC are incorporated by reference into this prospectus:

         (a) our Annual Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999;


         (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, dated May 17, 1999;



         (c) our Current Reports on Form 8-K dated January 25, 1999 (filed on January 25, 1999), March 18, 1999 (filed on March 23, 1999), March 8, 1999
     (filed on March 11, 1999), April 1, 1999 (filed on April 1, 1999), April 8, 1999 (filed on April 12, 1999) and April 8 (filed on April 1);



         (d) our Proxy Statement on Schedule 14A dated January 29, 1999; and



         (e) NTL Incorporated's Proxy Statement on Schedule 14A dated April 28, 1999.


     We are incorporating by reference the documents listed above and any current reports and proxy statements we file with the commission until the end of the exchange offer. Any information incorporated by reference this way will automatically be deemed to update and supersede this information.

     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

                        NTL Communications Corp.
                        110 East 59th Street
                        26th Floor
                        New York NY 10022
                        Attention: Richard J. Lubasch
                        Tel: (212) 906 8440

     To ensure timely delivery of any documents you request, you should make such a request at least five days before the exchange offer expires. In addition, copies of those documents will also be made available free of charge at the office of our agent in Luxembourg.

                              GENERAL INFORMATION

CLEARING SYSTEMS


     The International Security Identification Number ("ISIN") for the new notes is XS0100213080 and the common code is 10021308.


AUTHORIZATION

     The issue of the new notes was authorized by a resolution of the board of directors of NTL on April 7, 1999.

AVAILABLE DOCUMENTS, FINANCIAL REPORTS AND INFORMATION

     Copies of the indentures and the registration rights agreements referred to in this prospectus will, so long as the notes are listed on the Luxemburg Stock Exchange, be available for inspection during normal business hours at the office of our Luxembourg agent specified on the inside back cover of this prospectus.

     A copy of the certificate of incorporation and by-laws of NTL will be available for inspection during normal business hours at the office of the Luxembourg Agent.

     Whether or not required by the rules and regulations of the SEC, so long as the notes are outstanding, we will file with the SEC and furnish to holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or the equivalent thereof under the Exchange Act for foreign private issuers in the event we become a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis or Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants, in each case, as required by the rules and regulations of the Commission as in effect on November 6, 1998.

     In compliance with Forms 10-Q and 10-K, we currently publish audited annual consolidated financial reports and unaudited quarterly consolidated financial reports. As long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports or any other reports we are required to furnish to holders of the notes in accordance with the preceding paragraph, will be available at the specified office of the listing, paying and transfer agent in Luxembourg. We do not publish unconsolidated financial reports.

     Copies of reports, proxy statements and other information concerning NTL filed by NTL with the Commission will, as long as the notes are listed on the Luxembourg Stock Exchange, be available at the specified office of the listing, paying and transfer agent in Luxembourg.

MATERIAL ADVERSE CHANGE


     Except as disclosed in this prospectus, there has been no material adverse change in the financial position of NTL since March 31, 1999.

------------------------------------------------------
------------------------------------------------------

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of NTL may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................
Prospectus Summary....................    1
Risk Factors..........................    7
The Exchange Offer....................   16
Use of Proceeds.......................   25
Description of Notes..................   26
Registration Rights...................   73
Federal Income Tax Considerations.....   75
Plan of Distribution..................   82
Legal Matters.........................   83
Experts...............................   83
Enforceability of Civil Liabilities...   84
Where You Can Find More Information...   85
General Information...................   87


      Until        , 1999, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you are participating in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                   [NTL LOGO]

                            NTL COMMUNICATIONS CORP.

                                  L330,000,000
                                9 3/4% SERIES B
                                SENIOR DEFERRED
                             COUPON NOTES DUE 2009

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                 July 22, 1999


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Company's Restated By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the Company (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 21.   EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    3.1   Restated Certificate of Incorporation of the Company(3)
    3.1(a) Certificate of Ownership and Merger, dated as of March 26,
          1997(4)
    3.2   Restated By-laws of the Company(1)
    4.1   Indenture, dated as of April 14, 1998, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the new notes
    4.2   Registration Rights Agreement, dated as of April 14, 1998, by and among the Company and Goldman Sachs International,
          Morgan Stanley & Co. International Limited, Bankers Trust
          International PLC, Chase Manhattan International, Donaldson,
          Lufkin & Jenrette International, Salomon Brothers
          International Limited and of UBS AG, acting through its
          division Warburg Dillon Read, with respect to the notes
    4.3   Certificate of Designation, dated February 12, 1997, with
          respect to the Redeemable Preferred Stock(5)
    4.4   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Chase Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated with respect to the Redeemable Preferred Stock(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    4.5   Form of new notes (included in Exhibit 4.1)
    5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the notes being registered hereby*
   10.1   Compensation Plan Agreements, as amended and restated
          effective June 3, 1997(5)
   10.2   Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(2)
   11.1   Statement of computation of per share earnings(5)
   12.1   Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends**
   21.1   Subsidiaries of the Company(5)
   23.1   Consent of Ernst & Young, LLP*
   23.2   Consent of Deloitte & Touche LLP*
   23.3   Consent of Deloitte & Touche -- Birmingham*
   23.4   Consent of Deloitte & Touche -- London*
   23.5   Consent of Deloitte & Touche -- Comtel*
   23.6   Consent of Coopers & Lybrand -- ComTel*
   23.7   Consent of KPMG -- Diamond*
   23.8   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
   24.1   Powers of Attorney
   99.1   Form of Letter of Transmittal in respect of the Notes*
   99.2   Form of Notice of Guaranteed Delivery*
   99.3   Form of Letter to Client*
   99.4   Form of Letter to Brokers, Dealers, Trust Companies and
          others Nominees*
   99.5   Exchange Agent Agreement by and between the Company and The
          Chase Manhattan Bank as Exchange Agent


---------------
 *  Filed herewith.

**  To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.
(2) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.

(3) Incorporated by reference from the Company's and NTL Incorporated's Registration Statement on Form S-3, File No. 33-72335.


(4) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 26, 1997.


(5) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 30, 1998.

ITEM 22.   UNDERTAKINGS


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 22nd day of July, 1999.


                                          NTL Communications Corp.


                                          By /s/ RICHARD J. LUBASCH

                                            ------------------------------------

                                             Richard J. Lubasch


                                             Executive Vice President --


                                             General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                              TITLE                       DATE
             ---------                              -----                       ----
*                                    Chairman of the Board, Treasurer       July 22, 1999
-----------------------------------    and Director
George S. Blumenthal

*                                    President, Chief Executive Officer     July 22, 1999
-----------------------------------    and Director
J. Barclay Knapp

/s/ JOHN F. GREGG                    Senior Vice President, Chief           July 22, 1999
-----------------------------------    Financial Officer
John F. Gregg

*                                    Vice President -- Controller           July 22, 1999
-----------------------------------
Gregg Gorelick

                                     Director                               July 22, 1999
-----------------------------------
Sidney R. Knafel

*                                    Director                               July 22, 1999
-----------------------------------
Ted H. McCourtney

*                                    Director                               July 22, 1999
-----------------------------------
Del Mintz

                                     Director                               July 22, 1999
-----------------------------------
Alan J. Patricof

             SIGNATURE                              TITLE                       DATE
             ---------                              -----                       ----
                                     Director                               July 22, 1999
-----------------------------------
Warren Potash

                                     Director                               July 22, 1999
-----------------------------------
Michael S. Willner

*                                    Director                               July 22, 1999
-----------------------------------
Robert T. Goad



* The undersigned by signing his name hereunto has hereby signed this Amendment No. 1 to the above-named persons, on July 22, 1999, pursuant to a power of attorney executed on behalf of each such person.



By: /s/ RICHARD J. LUBASCH

    --------------------------------------------------------

    Richard J. Lubasch


    Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    3.1   Restated Certificate of Incorporation of the Company(3)
    3.1(a) Certificate of Ownership and Merger, dated as of March 26,
          1997(4)
    3.2   Restated By-laws of the Company(1)
    4.1   Indenture, dated as of April 14, 1998, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the new notes
    4.2   Registration Rights Agreement, dated as of April 14, 1998, by and among the Company and Goldman Sachs International,
          Morgan Stanley & Co. International Limited, Bankers Trust
          International PLC, Chase Manhattan International, Donaldson,
          Lufkin & Jenrette International, Salomon Brothers
          International Limited and of UBS AG, acting through its
          division Warburg Dillon Read, with respect to the notes*
    4.3   Certificate of Designation, dated February 12, 1997, with
          respect to the Redeemable Preferred Stock(5)
    4.4   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Chase Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated with respect to the Redeemable Preferred Stock(5)
    4.5   Form of new notes (included in Exhibit 4.1)
    5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the notes being registered hereby*
   10.1   Compensation Plan Agreements, as amended and restated
          effective June 3, 1997(5)
   10.2   Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(2)
   11.1   Statement of computation of per share earnings(5)
   12.1   Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends**
   21.1   Subsidiaries of the Company(5)
   23.1   Consent of Ernst & Young, LLP*
   23.2   Consent of Deloitte & Touche LLP*
   23.3   Consent of Deloitte & Touche -- Birmingham*
   23.4   Consent of Deloitte & Touche -- London*
   23.5   Consent of Deloitte & Touche -- Comtel*
   23.6   Consent of Coopers & Lybrand -- ComTel*
   23.7   Consent of KPMG -- Diamond*
   23.8   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
   24.1   Powers of Attorney (included in the signature page to this
          Registration Statement)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.1   Form of Letter of Transmittal in respect of the Notes*
   99.2   Form of Notice of Guaranteed Delivery*
   99.3   Form of Letter to Client*
   99.4   Form of Letter to Brokers, Dealers, Trust Companies and
          others Nominees*
   99.5   Exchange Agent Agreement by and between the Company and The
          Chase Manhattan Bank, as Exchange Agent


---------------
   * Filed herewith.


 ** To be filed by amendment.


(1) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.

(2) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.


(3) Incorporated by reference from the Company's and NTL Incorporated's Registration Statement on Form S-3, File No. 33-72335.



(4) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 26, 1997.



(5) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 30, 1998.